Nationwide Financial

LAZARD

CONFIDENTIAL

6 AUGUST 2008

PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

Nationwide Financial

LAZARD

NATIONWIDE FINANCIAL

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Nationwide Financial Services, Inc. (the “Company”), or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions upon which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that the Company may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Nationwide Financial

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CONFIDENTIAL NATIONWIDE FINANCIAL

Table of Contents

I TRANSACTION SUMMARY 1 II MARKET PERSPECTIVES 7 III SUMMARY VALUATION ANALYSIS 14 IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS 26 Appendix 33

I Transaction Summary

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NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

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Summary of Process

Nationwide Financial Services, Inc. (“NFS” or the “Company”), a Columbus, Ohio based provider of life insurance and retirement products, currently has two classes of common stock

Class A shares are publicly traded and represent approximately 33% of the economic ownership and 5% of the combined voting power

Class B shares are indirectly held by Nationwide Mutual Insurance Company (“Nationwide Mutual”) and represent approximately 67% of the economic ownership and 95% of the combined voting power

The Company received an offer from Nationwide Mutual, dated March 5, 2008, to acquire the Class A shares of the Company for $47.20 per share

Nationwide Mutual identified the strategic rationale for the transaction as including “improved strategic alignment; enhanced capabilities to meet the unique needs of [the combined customers of the Company and Nationwide Mutual] in terms of distribution, products and services; and a more streamlined corporate structure”

Lazard was engaged as financial advisor to the Special Committee as of March 10, 2008, at which time the offer from Nationwide Mutual was publicly announced

Lazard subsequently conducted due diligence on the Company. In conducting due diligence, Lazard

Reviewed publicly available information

Submitted an information request and reviewed the material received, including management projections

Met and participated in telephone discussions with senior management

On March 24, 2008, the Special Committee, in consultation with Lazard and Sidley Austin LLP, legal counsel to the Special Committee, decided to engage Milliman, Inc. (“Milliman”) to perform an actuarial valuation

On May 21, 2008, the Special Committee delivered a written response to Nationwide Mutual proposing a price in the low $60s per share

After extensive discussions on price and terms and conditions, the Special Committee and Nationwide Mutual have agreed on a price of $52.25 per share

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NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

Summary of Key Business Terms

CONSIDERATION $52.25 per share in cash

FINANCING Nationwide Mutual will fund the consideration to shareholders from existing resources and potentially excess capital of the Company

Customary conditions to closing, including: Company shareholder approval

— No majority of minority or class vote requirement. Accordingly, Nationwide Mutual, with 95% of the

CONDITIONS combined voting power, has the ability to satisfy this condition without any other shareholders TO CLOSING Regulatory consents and approvals

Accuracy of representations and warranties and compliance with covenants

— The Company has limited business representations and covenants

No law, injunction, order or other legal restraint that prohibits the transaction

No-shop provision

DEAL

PROTECTION Ability to respond to an unsolicited proposal that the Special Committee determines in good faith, after consultation with outside counsel and financial advisors, is or may reasonably lead to a “Superior Proposal”

Customary termination provisions

TERMINATION

Outside date of nine months subject to a three month extension in order obtain necessary governmental consents and approvals

NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

Nationwide Financial

I TRANSACTION SUMMARY

Transaction Analysis

($ in millions, except per share amounts)

	NFS Statistic	Final Price	Public Trading Comparables (a)		Precedent Transactions (b)		Minority Buy-In Premiums (c)	
			Mean	Median	Mean	Median	Financial Services	All Transactions
Per Share		$52.25						
Aggregate Equity Value		$7,269						
Price as a Multiple of:								
Operating EPS:								
LTM (2Q 2008)	$4.11	12.7x	--	--	13.9x	13.4x	--	--
2008E (IBES Median)	4.42	11.8	9.8x	9.5x	13.1	13.3	--	--
2008E (Management) (d)	4.16	12.6	9.8	9.5	13.1	13.3	--	--
2009E (IBES Median)	5.14	10.2	8.5	8.4	--	--	--	--
2009E (Management)	4.65	11.2	8.5	8.4	--	--	--	--
Book Value (6/30/08):								
Reported	$4,913	1.48x	1.39x	1.33x	1.37x	1.32x	--	--
Adjusted (e)	5,438	1.34	1.25	1.18	1.52	1.61	--	--
Premium to Unaffected Price:								
1-Day Share Price (3/7/08)	$37.93	38%	--	--	--	--	25%	28%
1-Week Share Price (2/29/08)	41.25	27%	--	--	--	--	40%	39%
4-Week Share Price (2/8/08)	42.05	24%	--	--	--	--	34%	35%
Memo:								
Equity Value to Class A Shares		$2,474						

Source: FactSet (8/1/08) and Company filings

(a) Includes Ameriprise, Genworth, Lincoln, Manulife, MetLife, Principal, Protective Life, Prudential, Sun Life and Torchmark.
(b) Includes selected transactions since 2002.
(c) Includes pending and completed minority buy-ins with U.S. targets and offer values greater than $50 mm. 100% cash transactions only.
(d) Excludes 2007 tax expense true-up of $11mm recognized in 2008.
(e) Excludes accumulated other comprehensive income.

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NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

Analyst Perspectives on Offer Price

Analyst estimates of a final transaction price range from approximately $48 to $57 per share

REPORT DATE COMMENTS

UBS 6/06/08 Price target: $57; updated from previous target of $55, which was based on [a] review of [similar] past deals

Current valuation levels are basically in-line with those of comparable life insurers so while we think that the bid will be RAYMOND JAMES 5/13/08 raised, we doubt that it will be substantially above the current quote

We see NFS’ shares as offering little downside risk from their current price level and potential 15% upside consistent with our

CITIGROUP 5/11/08 $56 target

DEUTSCHE BANK 5/8/08 We believe a sale agreement will be reached at a price closer to $51 per share

Nationwide Mutual will likely raise the offer price for NFS...but we believe the chances of a bid significantly above $50 are JPMORGAN 5/8/08 low

[Maintaining a] $48 price target.the generally disappointing results weaken investor arguments that the offer price from the

MORGAN STANLEY 5/8/08 parent should be meaningfully increased

CREDIT SUISSE 5/8/08 [Maintaining a] $48 price target.suspect a moderate increase [in offer price] is probable

[T]he market anticipates an increase in Nationwide Mutual’s bid. We understand this point of view, as our discounted

MERRILL LYNCH 3/11/08 cash flow model suggests that NFS is worth close to the offer price today on a public market basis

[A] take-out in the…low to mid $50 range…would better incorporate a normalized trading basis, NFS prospects and some

FOX-PITT KELTON 3/10/08 takeout premium

Valuation [implied by the offer] would be higher than or near to the valuations presently afforded many of NFS’ life WACHOVIA 3/10/08 insurance peers… Recognizing this, we do not see current shareholders as having much leverage to push for a higher offer price

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NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

Rating Agencies Perspectives on Transaction

POSITIVES CONCERNS

Minimal integration risk due to majority ownership throughout The acquirer’s financial strength rating ( A+, Outlook Stable), S&P NFS’ existence, similar branding and the sharing of many senior is lower than that of the target RATING AA- executives Potential negative effect of the transaction on the (NEGATIVE WATCH) capitalization of NFS, which is currently very strong (10 March 08)

Would allow the Nationwide enterprise to focus on Loss of access to equity market and ability to raise equity policyholder needs and to potentially benefit from greater cross- capital, lowering the company’s financial flexibility MOODY’S selling opportunities Material increase in the ultimate cost of the offer could put

RATING Aa3 Transaction will likely result in cost synergies and a greater pressure on the ratings of both Nationwide Life and (STABLE) diversification of revenue streams Nationwide Mutual

Less restricted flow of and more efficient allocation of capital between life insurance and property and casualty operations (10 March 08)

Transaction should result in a clearly aligned organization, Likely to be somewhat dilutive to NFS’ risk-based capital,

A.M. BEST particularly in terms of affiliated distribution, as well as limited though expected to remain at a level adequate to maintain

RATING A+ operational disruptions due to the level of integration already current rating

(STABLE) present between the two organizations (11 March 08) Transaction will significantly reduce the capital of the

FITCH organization, though capital adequacy is estimated to remain

RATING AA- within thresholds commensurate with the current rating level

(STABLE)

(11 March 08)

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NATIONWIDE FINANCIAL I TRANSACTION SUMMARY

Trading Performance Since Initial Offer

The median share price of life insurance peers has decreased by 6.7% since March 7, 2008

x x

SHARE PRICE 2008E P/E (a)

8/1/2008 3/7/2008% Change 8/1/2008 3/7/2008% Change NFS $46.81 $37.93 23.4% 10.6x 8.0x 32.6%

Public Life Comparables:

Ameriprise $42.80 $48.78(12.3%) 11.5x 11.0x 5.0% Genworth 16.31 21.92 (25.6%) 7.2 8.2 (13.2%) Lincoln 47.43 48.55 (2.3%) 8.8 8.4 5.3% Manulife (b) 36.56 36.77(0.6%) 12.9 12.1 6.4% MetLife 50.79 56.47(10.1%) 8.6 9.1(5.3%) Principal 41.98 51.68(18.8%) 11.0 12.5(11.3%) Protective 36.23 37.52(3.4%) 9.4 9.2 2.8% Prudential 69.30 69.22 0.1% 9.2 8.9 3.4% Sun Life (b) 38.80 45.08(13.9%) 9.7 10.5(7.7%) Torchmark 57.96 59.07(1.9%) 9.8 10.0(1.9%)

Mean(8.9%) 9.8x 10.0x(1.6%) Median(6.7%) 9.5 9.6 0.5%

S&P 500 $1,260.31 $1,293.37(2.6%)

x x

Source: Factset (3/7/08 and 8/1/08) and Company filings.

(a) Based on IBES median.

(b) Share prices shown in Canadian Dollars to exclude the impact of exchange ratio fluctuation.

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II Market Perspectives

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

NFS Historical Trading Performance

PRICE/VOLUME HISTORY INDEXED TOTAL RETURN HISTORY

Price Volume Indexed Total Return

$65.00 5,000,000 190

Average Price Pre-Offer

NFS Pre-Offer

1 Week $39.59 1 Year $52.35 Return CAGR

180

1 Month 41.89 2 Years 50.22 1 Year (29.3%) (29.3%) 3 Month 42.75 3 Years 46.67 2 Years (11.6%) (6.0%) 3 Years 2.5% 0.8%

Price Post-Offer 4,000,000 170 55.00 Current $46.81 Avg. Since Offer 48.64

160

3,000,000 150

45.00 140

36% 10 Mar 08 2,000,000 130 NFS announces receipt of $47.20 per share cash offer from Nationwide 17% Mutual 120 35.00 1,000,000 110

3%

100

25.00 0 90

7 Mar 05 10 Nov 05 17 Jul 06 22 Mar 07 26 Nov 07 1 Aug 08 7 Mar 05 10 Nov 05 17 Jul 06 22 Mar 07 26 Nov 07 1 Aug 08

NFS Life Insurance Index (a) S&P 500

Source: FactSet (8/1/08).

(a) Includes Ameriprise, Genworth, Lincoln, Manulife, MetLife, Principal, Protective, Prudential, Sun Life and Torchmark. Total return for Manulife and Sun Life calculated in Canadian Dollars to exclude the impact of exchange ratio fluctuation.

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Historical Valuation: Price/Earnings (Current Fiscal Year)

25.0x

Post-Offer Pre-Offer Avg. Since As of Average

Current 3/7/08 3/7/08 1 Year 2 Year 3 Year NFS: 10.6x 10.5x 8.0x 11.5x 11.3x 11.1x

Life Insurance Index (a):

High 12.7 13.1 12.4 15.8 16.1 16.1 75th Percentile 10.6 11.3 10.9 13.8 14.1 14.2

20.0 Median 9.5 10.2 9.6 12.1 12.6 12.6 3/10/08 25th Percentile 8.9 9.3 8.9 11.2 11.7 11.7

Nationwide

Low 7.0 8.4 8.2 9.5 10.4 10.7

Mutual Offer Announced

15.0

10.0

5.0

3/7/2005 9/1/2005 2/26/2006 8/23/2006 2/17/2007 8/14/2007 2/8/2008 8/1/08

Life Insurance (a)

1st Quartile 2nd Quartile 3rd Quartile

4th Quartile

NFS

Peer Group Median

NFS multiple as of 3/7/08

Peer group median multiple as of 3/7/08

8/6/20 08 12:10:25 PM

Source: FactSet (8/1/08).

(a) Includes Ameriprise, Genworth, Lincoln, Manulife, MetLife, Principal, Protective, Prudential, Sun Life and Torchmark.

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Historical Valuation: Price/Reported Book Value

4.00x

Post-Offer Pre-Offer Avg. Since As of Average

Current 3/7/08 3/7/08 1 Year 2 Year 3 Year 3/10/08

NFS: 1.29x 1.30x 0.99x 1.36x 1.36x 1.28x

3.50 Nationwide

Life Insurance Index (a):

Mutual Offer

High 2.24 2.36 2.34 2.46 2.48 2.37

75th Percentile 1.59 1.69 1.64 1.92 1.90 1.84 Announced Median 1.34 1.40 1.42 1.79 1.76 1.69 3.00 25th Percentile 1.17 1.24 1.17 1.45 1.50 1.46 Low 1.09 1.15 1.07 1.29 1.35 1.33

2.50 2.00 1.50 1.00

0.50

3/7/2005 9/1/2005 2/26/2006 8/23/2006 2/17/2007 8/14/2007 2/8/2008 8/1/08

Life Insurance (a)

1st Quartile 2nd Quartile 3rd Quartile 4th Quartile

NFS

Peer Group Median

NFS multiple as of 3/7/08

Peer group median multiple as of 3/7/08

8/6/20 08 12:10:25 PM

Source: FactSet (8/1/08).

(a) Includes Ameriprise, Genworth, Lincoln, Manulife, Metlife, Principal, Protective, Prudential, Sun Life and Torchmark.

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Summary of NFS Analyst Estimates and Recommendations – Pre-Offer

SELECTED ANALYST PRICE TARGETS DETAIL

Upside vs. Report Broker Rating Price Target Unaffected Offer Price Date

Fox-Pitt Kelton Hold $51.00 34% 8% 3/4/08 Citigroup Buy 50.00 32% 6% 2/25/08 Keefe, Bruyette & Woods Hold 46.00 21%(3%) 2/11/08 Bank of America Hold 47.00 24%(0%) 2/8/08 Credit Suisse Hold 48.00 27% 2% 2/8/08 Deutsche Bank Hold 49.00 29% 4% 2/8/08 Lehman Brothers Hold 53.00 40% 12% 2/8/08 Morgan Stanley Hold 48.00 27% 2% 2/8/08 Sanford Bernstein Hold 56.00 48% 19% 2/8/08 UBS Hold 48.00 27% 2% 2/8/08 Wachovia Hold 43.50 15%(8%) 2/8/08

CONSENSUS Mean $49.05 29% 4% STATISTICS Median 48.00 27% 2% NFS Share Price (3/7/08) $37.93

Offer Price 47.20

RECOMMENDATION SUMMARY CONSENSUS RATING TRENDS

Buy Rating Price

9%

5$ 70

4 60

Hold 3 50 91%

2 40

1 30

11 Recommendations

7 Mar 05 12 Oct 05 19 May 06 24 Dec 06 31 Jul 07 7 Mar 08

Source: Bloomberg, equity research and FactSet (3/7/08).

Rating Consensus 8/6/20 Share Price

5=Buy 3=Hold 1=Sell 08

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Analyst Perspectives on Business Strengths

“In our view, there is still work to be done, but we believe NFS’s turnaround and ROE expansion toward 13%, although measured, appears to be achievable.”

Bank of America (5/8/08)

“On our numbers, NFS’ ROE seems poised to increase to 13% by year end 2009... helped by: Improving variable annuity sales and netflows. Solid 401(k) deposit growth . strenghtening individal life insurance sales. attractive and accretive 14-16% and 30-40% longer-term returns in NFS’ retail bank and mutual fund intitatives. [and] deployment of $800-$900 million in excess capital.”

UBS (4/8/08)

“Few companies within U.S. Life sector possess growth potential of NFS -The combination of its very strong group retirement, re-building variable annuity, and recovering life insurance operations provide an exceptionally strong earnings platform and one of the industry’s most desirable franchises. While NFS has struggled for several years, CEO Mark Thresher, has finally gotten it to turn the corner with 4Q07’s results the best we have seen in quite some time. we remain attracted to the company because of its solid foundation in business lines such as group pension and variable annuities that offer above average growth potential.”

Citigroup (3/10/08)

“Initiatives on both the life and retirement plan side, combined with better sales levels in VA, suggests a continuing to improve franchise and growth prospects. Despite equity market exposure given business mix, at only a slight premium to book value with significant capital management initiatives, we consider the shares inexpensive in a beaten down sector and a good long term ROE expansion story.”

Fox-Pitt Kelton (3/4/08)

“Expense control was excellent. The ratio of general operating expenses to average account values was 30 bps this year compared with 50 bps last year; the comparable figures for retirement plans were 33 bps, down from 44 bps last year; and in life insurance the ratio of operating expenses to revenue fell to 18.4% in this year’s December quarter from 22.1% in last year’s December quarter.”

Lehman Brothers (2/8/08)

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Analyst Perspectives on Business Challenges

“We believe the company’s attempt to improve its returns and sales will ultimately be successful. However, we think the company’s turnaround will take longer than anticipated to accomplish.”

Wachovia (5/8/08)

“Our fundamental view remains cautious. We expect capital deployment to lift returns over time, but the weak equity market and lower retirement/annuity spreads present near-term challenges. Also, we forecast VA flows to remain negative through 2008.”

JPMorgan (5/8/08)

“Prior to the recent takover announcement, NFS shares had languished as the company worked towards operational and return improvements in the face of short-term shareholder interests, overhang of mutual parent owndership, and tough equity market conditions.”

UBS(4/10/08)

“NFS remains a show me story given its mixed track record in terms of execution. Based on our current forecast, we do not expect the company will achieve its 13% ROE target by 2009.”

Bernstein (3/10/08)

“The 4Q07 was the 18th consecutive quarter with negative VA net flows, and we expect break even fund flows for at least the next couple of years. Deposits and surrenders in 401(k) were disappointing, leading to a rare net fund outflow (-1.4% of beginning assets on an annualized basis) in Private Sector Plans.”

Merrill Lynch (2/22/08)

“For more than a year now the company has been struggling with anemic flows in its flagship individual-annuity and retirement-plans businesses - certainly the flows have been uneven. It has also been reporting poor sales in another big business, individual life insurance business. In short, virtually any improvement off of this low base would be a welcome departure.”

Lehman Brothers (2/8/08)

8/6/20

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NATIONWIDE FINANCIAL II MARKET PERSPECTIVES

Rating Agency Perspectives

POSITIVES CONCERNS

Insurance subsidiaries positioned among the leading providers of Challenges to improve overall business execution in retail life and retirement savings and life insurance protection solutions regain variable annuity market share levels from earlier in the decade S&P Extensive relationships with multiple distribution channels Inherent earnings volatility resulting from significant exposure to equity

RATING AA- market-linked asset-based fee income, primarily related to variable (NEGATIVE Strong fixed-charge coverage and leverage annuities WATCH) Strong enterprise risk management Very strong capital adequacy at the operating companies and good

(13 Dec 07) liquidity

Established position in the annuity and pension markets, strong brand Increasing focus on highly competitive, lower-margin asset recognition accumulation projects, which increase exposure to spread compression MOODY’S Diversified distribution channels Persistent net outflows in the fixed and variable annuity business, RATING Aa3 Conservative balance sheet with excellent capitalization causing pressure on earnings (STABLE) Moderate financial leverage/fixed charges and sizable double leverage High quality bond portfolio, albeit with relatively high exposure to commercial mortgages put pressure on earnings and capital formation (10 Mar 08, 15 Jan 08)

Extensive brand recognition and established position in multiple Significant allocation to commercial mortgages, private placement product lines bonds and mortgage-backed securities, somewhat limiting liquidity

A.M. BEST

Diversified business mix which has consistently generated solid GAAP Continuing negative net flows in variable and fixed annuity lines

RATING A+ operating revenues and pre-tax operating earnings

(STABLE)

Maintains moderate financial leverage and coverage ratios

Strong growth in total account values within retirement plans segment (11 Mar 08)

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NATIONWIDE FINANCIAL

III Summary Valuation Analysis

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Overview

Summary valuation analysis based upon:

Publicly available information

Information provided by NFS management

Discussions with NFS management

The following primary analyses have been performed:

Comparable public market trading analysis

Precedent transaction analysis

Premiums paid were also reviewed

Control premiums in recent selected life insurance transactions

Selected cash minority buy-in transactions

A supplemental cash flow analysis prepared in part by Milliman and in part by Lazard is shown in Section V

Nationwide Financial

III SUMMARY VALUATION ANALYSIS

Financial Projections – Summary

($ in millions, except per share data)

- **Management has indicated that the financial projections of NFS are generally reviewed in detail with the NFS Board of Directors and shared with the Nationwide Mutual Board**
  - 3-year rolling projections are initially created as part of an annual strategic review and reviewed with the respective Boards of Directors in August
  - The projections are thereafter updated on a quarterly basis based on financial results and then current market conditions
- **The updated projections for 2008E through 2011E shown below were prepared as part of the 2008 strategic review**

	2006A	2007A	2008E	2009E (a)	2010E (a)	2011E (a)
Operating Revenue	$4,563.1	$4,681.7	$4,483.6	$4,787.4	$5,280.9	$5,840.1
Pre-Tax Operating Income	789.8	860.7 (b)	752.5	821.2	925.9	1,055.2
Net Operating Earnings	608.1 (c)	644.2 (d)	574.9 (e)	626.4	699.7	791.4
Net Operating EPS	$4.04	$4.49	$4.16	$4.65	$5.35	$6.21
Key Metrics						
Operating Revenue Growth	3.8%	2.6%	(4.2%)	6.8%	10.3%	10.6%
Pre-Tax Margin	17.3%	18.4%	16.8%	17.2%	17.5%	18.1%
Operating ROAE	11.3%	11.7%	10.6%	11.4%	12.5%	13.6%

Source: Management projections

(a) Includes management revenue adjustment of $6.2mm and pre-tax operating income adjustment of $12.3mm ($8mm after-tax).
(b) Excludes net pre-tax benefit of $67.5mm in 2007 ($43.9mm after tax, adjusted for an assumed tax rate of 35%) from unusual items.
(c) Excludes the impact of tax related adjustments from $113.1mm.
(d) Excludes the impact of tax related adjustments of $6.4mm. Includes 2007 tax expense true-up of $11mm recognized in 2008.
(e) Excludes 2007 tax expense true-up of $11mm recognized in 2008.

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Financial Projections – Change in Management Forecasts Since Offer

Management’s projections have generally trended downward since the offer due to challenging market conditions

2008E NET OPERATING EPS $5.50

5.00

$4.73

(5.6%) 0.7%

$4.46 $4.49

4.50(7.5%)

$4.16

4.00

3.50

January April May August Projections Projections Projections Projections (a)

2009E NET OPERATING EPS $5.50 $5.38

(8.7%)

$5.21

6.1%

5.00 $4.91(10.7%)

$4.65

4.50

4.00

3.50

January April May August Projections Projections Projections Projections

(a) Excludes 2007 tax expense true-up of $11mm recognized in 2008.

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Financial Projections – Management vs. Analyst Forecasts

Analyst estimates do not appear to reflect the impact of second quarter results as they have not yet been publicly disclosed

NET OPERATING EPS OPERATING ROAE $5.50 13.5%

5.00 12.5

$4.65

11.4%

4.50 11.5

$4.16

10.6%

4.00 10.5

3.50 9.5

2008E 2009E 2008E 2009E

# of Estimates 10 12 6 5

Current Management Estimate Previous Management Estimate (May Plan) Analyst Low Analyst Median Analyst High

Source: Factset (8/1/08) and management.

Note: 2010E and 2011E not shown given limited analyst forecasts.

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Preliminary Valuation Summary

PER SHARE EQUITY VALUATION

IBES $38.00 $40.50 Estimates

Comparable Company Public Market

Management $34.75 $37.25 Estimates

Precedent $52.00 $65.00

Transactions

Comparable Company IBES $43.70 $50.63 Public Market Estimates +15 to 25% Control Premium Management $39.96 $46.56 Estimates

Minority Buy-in $50.00 $57.00

Premiums

Adjusted Precedent $40.16 $50.20 Transactions (a)

52-Week Range $37.93 $56.69

Analyst Forecasted $48.00 $57.00

Transaction Value

$30$ 35 $40 $45 $50 $55 $60 $65

Final Price:

(a) Adjusted range to reflect 23% decline in life insurance peer index price/earnings valuation. See page 24. $52.25 per share 8/6/20

08

12:10:25 PM

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

NFS Summary Valuation

($ in millions, except per share data)

NFS Comparable Range Relevant Range Per Share Equity Value Statistic Low High Low High Low High I. PUBLIC MARKET VALUATION: a) IBES Estimates:

2008E P/E $4.42 7.2x - 12.9x 8.5x - 9.0x $37.57 - $39.78 2009E P/E 5.14 5.4 - 11.1 7.5 - 8.0 38.51 - 41.08 Price/Adjusted Book Value per Share $39.43 0.56x - 1.90x 0.97x - 0.98x $38.29 - $38.64

Selected Valuation Range $38.00 - $40.50

b) Management Estimates:

2008E P/E $4.16 (a) 7.2x - 12.9x 8.5x - 9.0x $35.33 - $37.41 2009E P/E 4.65 5.4 - 11.1 7.5 - 8.0 34.90 - 37.23 Price/Adjusted Book Value per Share $39.43 0.56x - 1.90x 0.87x - 0.91x $34.19 - $35.77

Selected Valuation Range $34.75 - $37.25

II. PRECEDENT TRANSACTIONS:

LTM P/E (2Q 2008) $4.11 12.6x - 15.2x 13.0x - 15.0x $53.48 - $61.71 FY1 P/E (Management) 4.16 12.1 - 13.8 12.5 - 13.5 51.96 - 56.12 Price/Adjusted Book Value (6/30/2008) $5,437.8 0.77x - 2.25x 1.55x - 1.80x $60.39 - $69.93

Selected Valuation Range $52.00 - $65.00

(a) Excludes 2007 tax expense true-up of $11mm recognized in 2008.

Nationwide Financial

III SUMMARY VALUATION ANALYSIS

Public Market Trading Analysis

($ in millions, except per share data)

	Share Price	FD Equity Mkt. Cap.	Float	Share Price as a Multiple of: Estimated EPS (a) 2008E	2009E	Adj. Book Value (b)	2008E ROAE	Adj. Debt / Capital (c)	RBC Ratio (d)	Growth: IBES LTGR	2008E - 2009E EPS
Manulife	$35.57	$53,644	$53,233	12.9x	11.1x	1.90x	17.6%	17.7%	439%	12.0%	16.2%
MetLife	50.79	36,741	23,098	8.6	7.6	1.09	12.7%	22.9%	383%	12.0%	13.8%
Prudential	69.30	29,993	30,014	9.2	7.9	1.37	15.2%	34.1%	551%	14.0%	15.6%
Sun Life	37.75	21,206	21,210	9.7	8.6	1.15	14.0%	21.0%	358%	8.0%	12.9%
Lincoln	47.43	12,276	12,228	8.8	7.7	1.08	12.2%	22.5%	475%	11.9%	14.7%
Principal	41.98	10,969	10,848	11.0	9.5	1.63	14.6%	19.6%	376%	12.0%	15.8%
Ameriprise	42.80	9,574	9,484	11.5	9.8	1.21	10.9%	16.5%	683%	11.5%	17.6%
Genworth	16.31	7,060	7,042	7.2	5.4	0.56	7.9%	24.7%	385%	10.0%	32.2%
Torchmark	57.96	5,239	5,140	9.8	9.0	1.52	15.7%	21.5%	283%	9.5%	9.3%
Protective	36.23	2,543	2,515	9.4	8.1	0.99	10.7%	23.9%	465%	9.5%	15.6%
High				12.9x	11.1x	1.90x	17.6%	34.1%	683%	14.0%	32.2%
Mean				9.8	8.5	1.25	13.1%	22.4%	440%	11.0%	16.4%
Median				9.5	8.4	1.18	13.3%	22.0%	412%	11.7%	15.6%
Low				7.2	5.4	0.56	7.9%	16.5%	283%	8.0%	9.3%
NFS:											
Pre-Offer (3/7/08)	$37.93	$5,270	$1,781 (e)	8.0x	7.2x	0.97x	11.8%	21.3%	563%	8.6%	10.0%
Current (8/01/08)	46.81	6,497	2,138 (e)	10.6	9.1	1.20	11.3%	21.7%	563%	10.1%	16.2%

Source: FactSet (8/1/08), and company filings.

(a) Based on IBES median estimates.
(b) Adjusted to exclude accumulated other comprehensive income.
(c) Calculated based on Moody's hybrid security rating guidelines
(d) Based on company action level. Data as of 12/31/07.
(e) Reflects share of Class A common stock.

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Nationwide Financial

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Price/Adjusted Book Value vs. 2008E ROAE – Pre-Offer

($ in millions, except per share amounts)

PRE-OFFER (AS OF 3/7/2008)

Adj. P/B (a)

2.5x y = 0.3466e9.8221x R2 = 0.7777

Principal

2.0

Manulife

Implied NFS (IBES Est.) Torchmark (11.8%, 1.10x) Implied Share Price: $43.11

1.5 Ameriprise Sun Life MetLife Prudential

Lincoln Protective 1.0 NFS

NFS Actual (11.8%, 0.97x) Actual Share Price: $37.93 Genworth Discount to Implied Share Price: 12%

0.5

5% 10% 15% 20%

2008E ROAE

Source: FactSet (3/7/08) and company filings.

(a) Adjusted to exclude accumulated other comprehensive income.

Nationwide Financial

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Current Price/Adjusted Book Value vs. ROAE

($ in millions, except per share amounts)

PRICE/ADJUSTED BOOK VALUE VS. 2008E ROAE

Adj. P/B (a)

2.0x y = 0.2882e10.83x Manulife R2 = 0.8463 Principal

Implied NFS

(IBES Estimates) Torchmark 1.5(11.3%, 0.98x) Implied Share Price: $38.64

Prudential Ameriprise Sun Life Lincoln MetLife 1.0 Protective

0.5

Genworth

Implied NFS (Mgmt Est.) (10.6%, 0.91x) Implied Share Price: $35.77

0.0

5% 10% 15% 20%

2008E ROAE

PRICE/ADJUSTED BOOK VALUE VS. 2009E ROAE

Adj. P/B (a)

2.0x y = 0.237e11.375x

Manulife R2 = 0.7686

Implied NFS Principal (IBES Estimates) (12.4%, 0.97x)

1.5 Implied Share Price: Torchmark $38.29 Prudential Ameriprise

MetLife Sun Life Protective Lincoln

1.0

Genworth

0.5

Implied NFS (Mgmt Est.) (11.4%, 0.87x) Implied Share Price: $34.19

0.0

8% 12% 16% 20% 24%

2009E ROAE

Source: FactSet (8/1/08) and Company filings.

(a) Adjusted to exclude accumulated other comprehensive income.

Nationwide Financial

III SUMMARY VALUATION ANALYSIS

Selected Precedent Life Transactions

($ in millions)

Announce Date	Acquiror	Target	% Acquired	Equity Value (b)	Price/Book Reported	Price/Book Adjusted (c)	Price/Earnings LTM (d)	Price/Earnings FY1 (e)	Premium to Unaffected Share Price 1-Day	Premium to Unaffected Share Price 1-Week	Premium to Unaffected Share Price 1-Month
5/17/07 (a)	**American Financial**	**Great American Resources**	**19%**	**$1,194**	**1.08x**	**1.12x**	**15.2x**	**13.1x**	**13%**	**15%**	**12%**
7/12/06	Aviva	AmerUs	100%	2,916	1.93	1.79	14.9	13.8	17%	30%	18%
10/9/05	Lincoln National	Jefferson-Pilot	100%	7,510	1.85	2.25	13.4	13.5	9%	8%	11%
1/31/05	MetLife	Travelers Life & Annuity Co.	100%	11,500	1.28	1.54	13.2	NA	NA	NA	NA
9/28/03	Manulife	John Hancock	100%	10,951	1.37	1.68	12.6	12.1	19%	22%	25%
9/17/03	AXA	MONY	100%	1,508	0.74	0.77	NM	NM	6%	8%	9%
8/8/01	Nationwide Financial	Provident Mutual Life	100%	1,555	1.35	1.41	NA	NA	NA	NA	NA
5/11/01	AIG	American General Corporation	100%	23,622	2.75	2.85	17.4	15.9	20% (f)	16% (f)	19% (f)
10/18/00 (a)	**AXA Group**	**AXA Financial**	**40%**	**24,422**	**3.82**	**3.65**	**26.2**	**18.2**	**5%**	**9%**	**42%**
5/1/00	ING	ReliaStar	100%	5,018	2.54	2.37	18.2	15.4	75%	88%	68%
5/18/00 (a)	**Hartford**	**Hartford Life**	**19%**	**7,089**	**2.88**	**2.54**	**13.9**	**13.3**	**19%**	**40%**	**43%**
2/18/99	Aegon	Transamerica	100%	9,715	1.70	2.58	21.5	19.4	35%	46%	40%
8/20/98	AIG	SunAmerica Inc.	100%	18,820	5.05	5.43	35.2	33.3	26%	37%	28%
Since 2002:											
High					1.93x	2.25x	15.2x	13.8x	19%	30%	25%
Mean					1.37	1.52	13.9	13.1	13%	16%	15%
Median					1.32	1.61	13.4	13.3	13%	15%	12%
Low					0.74	0.77	12.6	12.1	6%	8%	9%
All Transactions:											
High					5.05x	5.43x	35.2x	33.3x	75%	88%	68%
Mean					2.18	2.31	18.3	16.8	22%	29%	29%
Median					1.85	2.25	15.2	14.6	19%	22%	25%
Low					0.74	0.77	12.6	12.1	5%	8%	9%

Source: FactSet and company filings

Note: Minority buy-in transactions shown in bold.

(a) Announcement date of final offer.

(b) Fully diluted equity value assuming acquisition of 100% of target.

(c) Excludes accumulated other comprehensive income.

(d) Excludes net realized investment gains/losses and non-recurring charges. Assumes 35% tax rate for adjustments when no disclosure is available.

(e) Based on IBES median estimates, except for American Financial/Great American Resources, which is based on management plan.

(f) Prudential PLC made an offer to acquire American General on 3/12/01. The unaffected share prices are measured from 3/9/01.

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Nationwide Financial

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NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Historical Valuation: Price/Earnings (Current Fiscal Year)

The median price/earnings ratio of the life insurance peer group has fallen 23% from the lowest price/earnings ratio of the group at the time one of the recent, selected precedent transactions was announced

17.5x

28 Sep 03 31 Jan 05 9 Oct 05 12 Jul 06 17 May 07

Manulife acquires MetLife acquires Lincoln National acquires Aviva acquires American Financial John Hancock Travelers Life & Jefferson-Pilot AmerUs acquires Annuity Co. Great American

Resources

15.0

12.5

12.3x

23% decline

10.0

9.5x

7.5

30 Jun 03 5 Jul 04 12 Jul 05 19 Jul 06 26 Jul 07 10 Mar 08 1 Aug 08 18 Jul 07 Offer on NFS Beginning of credit market crisis Announced

Life Insurance Index (a) NFS Life Insurance Index Multiple as of 8/1/08 Lowest Life Insurance Index Multiple at Precedent Transaction Announcement

Source: FactSet (8/1/08). 8/6/20

(a) Includes Ameriprise, Genworth, Lincoln, Manulife, MetLife, Principal, Protective, Prudential, Sun Life and Torchmark.

08

Nationwide Financial

LAZARD

PM

NATIONWIDE FINANCIAL III SUMMARY VALUATION ANALYSIS

Summary Minority Buy-In Premiums

Key assumptions for precedents include:

Pending and completed transactions announced since January 1, 1998

Minority buy-in transactions (U.S. public targets) with offer value in excess of $50 million

100% cash consideration

At least 51% held at announcement and 100% ownership after transaction

SUMMARY MINORITY BUY-IN PREMIUMS

Number of 1-Day 1-Week 4-Week Transactions Mean Median Mean Median Mean Median

FINANCIAL

14 35% 25% 38% 40% 36% 34%

SERVICES

ALL OTHER

45 40% 29% 42% 34% 49% 36%

INDUSTRIES

TOTAL 59 39% 28% 41% 39% 46% 35%

Implied Equity Value Per Share 1-Day 1-Week 4-Week Premium to

Unaffected NFS Share Price: 25% $47.41 $51.56 $52.56 30% 49.31 53.63 54.67 35% 51.21 55.69 56.77 40% 53.10 57.75 58.87

Source: SDC (8/1/08).

Nationwide Financial

LAZARD

IV Supplemental Cash Flow Valuation Analysis

Nationwide Financial

IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Supplemental Cash Flow Valuation Summary

($ in millions, except per share amounts)

	Low	Midpoint	High
Actuarial Analysis:			
Milliman Valuation Range (a)	$7,300.7	$8,043.7	$8,919.9
Discounted Cash Flows:			
Nationwide Funds	509.6	557.8	609.4
Nationwide Bank	189.1	226.1	270.0
Balance Sheet Based:			
Other Non-Life Entities	286.2	286.2	286.2
Implied Enterprise Value	**$8,285.7**	**$9,113.9**	**$10,085.5**
Less: Market Value of Corporate Debt	(1,357.6)	(1,357.6)	(1,357.6)
Less: 1H 2008 After-Tax Corporate Interest	(30.2)	(30.2)	(30.2)
Less: 1H 2008 Shareholders' Dividends	(76.1)	(76.1)	(76.1)
Implied Equity Value	**$6,821.9**	**$7,650.1**	**$8,621.8**
Implied Equity Value per Share	**$49.14**	**$54.98**	**$61.80**

(a) Amounts set forth in the actuarial appraisal, dated June 3, 2008, as updated on July 21, 2008 (the "Milliman Report"), prepared for the Special Committee by Milliman covering the businesses described therein (the "Covered Businesses"). The Special Committee requested Lazard to utilize the Milliman Report in order to prepare this Supplemental Cash Flow Valuation Summary. In so doing, Lazard used the valuation range for the Covered Businesses from the Milliman Report, including the impact of maintaining required capital at 375% RBC to reflect Company management's estimate of standalone RBC required to maintain current ratings, and Lazard's own valuation analyses for Nationwide Funds, Nationwide Bank and Other Non-Life Entities, as applicable, for purposes hereof based on management's projections. In including information from the Milliman Report in this Supplemental Cash Flow Valuation Summary, Lazard is relying on the accuracy and completeness of such information and does not assume responsibility for any of such information or for any independent verification thereof.

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NATIONWIDE FINANCIAL IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Nationwide Funds – Discounted Cash Flow Analysis

($ in millions)

Net income projections based on updated August management plan

Assumed 5% of net income retained as working capital x x

Projected Cash Flows For the Fiscal Year Ended

2H 2008E 2009E 2010E 2011E 2012E

Unlevered Net Income $12.7 $28.0 $38.3

$45.5 $49.1 Less: Retained Capital (0.6) (1.4) (1.9) (2.3) (2.5)

Free Cash Flows $12.1 $26.6 $36.4 $43.2 $46.7

Implied Value Discount P/E Exit Multiple Rate 14.0x 15.0x 16.0x

. . .

10.5% $546.8 $578.1 $609.4 11.5% 527.7 557.8 587.9 12.5% 509.6 538.5 567.4

Implied 2008E P/E Implied Perpetuity Growth Rate Discount P/E Exit Multiple P/E Exit Multiple Rate 14.0x 15.0x 16.0x 14.0x 15.0x 16.0x 10.5% 21.5x 22.7x 24.0x 3.1% 3.6% 4.0% 11.5% 20.8 21.9 23.1 4.1% 4.5% 4.9% 12.5% 20.1 21.2 22.3 5.0% 5.5% 5.9% x x

Source: Company Information.

Note: Cash flows discounted to 6/30/08. Implied value includes free cash flow for first half of 2008E. 8/6/20

Nationwide Financial

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NATIONWIDE FINANCIAL IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Publicly Traded Mutual Fund Managers

($ in millions)

12/31/07 Market Calendarized P/E

Company AUM Cap. 2008E 2009E LTGR

Franklin Resources $643,700 $23,735 14.1x 13.2x 12.0% T. Rowe Price 400,000 16,225 25.1 21.9 15.0% Invesco 500,100 9,407 14.9 12.5 12.0% Eaton Vance 152,909 4,616 19.6 16.8 16.0% Janus 206,700 4,760 22.6 19.2 11.9% Federated Investors 301,616 3,339 14.3 13.1 10.5% Waddell & Reed 64,868 2,962 20.1 15.0 14.6% Calamos 46,208 2,035 30.7 15.5 14.0% GAMCO 31,013 1,333 21.7 18.6 8.5%

High 30.7x 21.9x 16.0% Mean 20.4 16.2 12.7% Median 20.1 15.5 12.0% Low 14.1 12.5 8.5%

Nationwide Funds $30,171 — — — 8.0%

Source: Factset (8/1/08) and company filings.

Nationwide Financial

LAZARD

NATIONWIDE FINANCIAL IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Weighted Average Cost of Capital Analysis – Mutual Funds

Levered Cost of Debt/ Debt/ Unlevered Public Comparables Beta Equity Mkt. Cap. Total Cap. Beta

Franklin Resources 1.58 12.0% 3.6% 3.5% 1.55 T. Rowe Price 1.52 11.7% 0.0% 0.0% 1.52 Invesco 1.65 12.4% 16.3% 14.0% 1.50 Eaton Vance 1.68 12.5% 10.8% 9.8% 1.58 Janus 1.91 13.7% 23.2% 18.9% 1.68 Federated Investors 1.48 11.5% 0.0% 0.0% 1.48 Waddell & Reed 1.56 11.9% 6.8% 6.3% 1.50 Calamos 1.92 13.7% 25.8% 20.5% 1.66 GAMCO 1.56 11.9% 11.2% 10.1% 1.47

Mean 1.65 12.4% 10.9% 9.2% 1.55 Median 1.58 12.0% 10.8% 9.8% 1.52

Debt/ Debt/ Relevered Cost of

Total Cap. Equity Beta Equity WACC Assumptions

0% 0% 1.52 11.7% 11.7% Risk Free Rate (U.S. 10-Year Note as of 8/1/08) 3.9%

5% 5% 1.56 11.9% 11.5% Market Risk Premium 5.1% (a) 10% 11% 1.62 12.2% 11.3% Cost of Debt 6.5% 15% 18% 1.68 12.5% 11.2% Marginal Tax Rate 40.0% 20% 25% 1.74 12.8% 11.0% Definitions

25% 33% 1.82 13.2% 10.9% Debt: Financial Debt

30% 43% 1.91 13.6% 10.7% Total Capital:

Debt (Book Value) + Equity (Market Capitalization)

Levered Beta: Barra’s predicted beta (6/30/08) x

(a) Source: Ibbotson Associates. Based on geometric mean.

Nationwide Financial

IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Nationwide Bank – Discounted Cash Flow Analysis

($ in millions)

- Projections based on management plan and long-term trending
- Projections do not include earnings from trust products issued through the bank as these earning are captured in the Milliman report
- Assumes year 20 valuation equal to book value ($1.3 billion)

Projected Cash Flows – For the Fiscal Year Ended	2H 2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E
Net Income	$4.4	$16.8	$26.8	$32.8	$38.3	$42.9	$47.2	$52.0	$57.1	$62.9
Less: Required Capital	(6.1)	(91.4)	24.0	(45.8)	(41.3)	(31.6)	(34.8)	(38.3)	(42.1)	(46.3)
Free Cash Flows	**($1.7)**	**($74.6)**	**$50.8**	**($13.1)**	**($2.9)**	**$11.3**	**$12.4**	**$13.7**	**$15.0**	**$16.6**
Key Operating Metrics:										
Net Income Growth	192.2%	283.7%	59.5%	22.1%	17.0%	12.0%	10.0%	10.0%	10.0%	10.0%
ROAE	5.6%	8.1%	11.1%	13.0%	13.0%	12.9%	12.9%	12.9%	12.9%	12.9%

Projected Cash Flows (cont'd) – For the Fiscal Year Ended	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$69.1	$76.1	$83.7	$92.0	$101.2	$111.4	$122.5	$134.8	$148.2	$163.0
Less: Required Capital	(50.9)	(56.0)	(61.6)	(67.8)	(74.6)	(82.0)	(90.2)	(99.3)	(109.2)	(120.1)
Free Cash Flows	**$18.2**	**$20.0**	**$22.0**	**$24.2**	**$26.7**	**$29.3**	**$32.3**	**$35.5**	**$39.0**	**$42.9**
Key Operating Metrics:										
Net Income Growth	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%
ROAE	12.9%	12.9%	12.9%	12.9%	12.9%	12.9%	12.9%	12.9%	12.9%	12.9%

IMPLIED VALUE	Discount Rate		
	10.0%	11.0%	12.0%
Equity Value	$270.0	$226.1	$189.1
Price/Tangible Book [a]	1.95x	1.63x	1.37x

Source: Company Information.

Note: Cash flows discounted to 6/30/08. Implied value includes free cash flow for first half of 2008E

(a) Based on tangible book value of $134.1 million as of 12/31/07 plus $4.4 million net income for first half of 2008E.

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NATIONWIDE FINANCIAL IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Other Non-Life Entities

($ in millions)

Assumed

Entity Valuation Methodology

NF Reinsurance $9.2 Statutory Surplus NFS Distributors 14.6 Tangible Book Pension Associates 1.4 Tangible Book NWF Structured

Products 7.5 Tangible Book TBG Insurance Services 0.1 Tangible Book RIA Services 3.2 Tangible Book Nationwide Bank (Trust allocation) 46.0 Tangible Book

NFS Holding Company 204.3 Primarily reflects market value of investments held by holding company

Total $286.2 x

Source: Company information.

Note: As of 12/31/07. Not adjusted for changes to 6/30/08 as already reflected in cash flow valuations of operating entities.

Nationwide Financial

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NATIONWIDE FINANCIAL IV SUPPLEMENTAL CASH FLOW VALUATION ANALYSIS

Estimated Market Valuation of Corporate Debt

($ in millions)

Current Size Maturity Coupon Rating Ranking YTM Price MTM Value $300.0 11/15/2011 6.250% A3, A- Senior Notes 5.81% $101.4 $304.1 300.0 7/1/2012 5.900% A3, A- Senior Unsecured Notes 5.96% 99.8 299.3 200.0 2/13/2015 5.625% A3, A- Senior Unsecured Unsubordinated 6.41% 95.7 191.5 200.0 10/1/2015 5.100% A3, A- Senior Notes 6.56% 91.6 183.1 100.0 3/1/2037 7.899% Baa1, BBB Junior Sub Notes 9.31% 85.9 85.9 400.0 5/15/2037 6.750% Baa1, BBB Junior Sub Debentures 9.45% 73.4 293.6 $1,500.0 $1,357.6

Note: Pricing as of 8/1/08. YTM from Trace, Bloomberg and Lazard estimates.

Nationwide Financial

LAZARD

Appendix

Nationwide Financial
APPENDIX

Minority Buy-In Premiums

FINANCIAL SERVICES						
Announ. Date	Effective Date	Acquiror	Target	Acquisition Premiums 1-Day	1-Week	4-Week
7/17/2007	4/15/2008	Alfa Mutual	Alfa Corporation	45%	45%	32%
2/22/2007	9/28/2007	American Financial Group	Great American Financial Resources	13%	15%	12%
1/24/2007	9/27/2007	AIG	21st Century Insurance	33%	31%	23%
11/20/2006	4/20/2007	Toronto-Dominion Bank	TD Banknorth	7%	8%	7%
3/21/2006	5/24/2006	Erie Indemnity	Erie Family Life Insurance	7%	17%	21%
10/10/2001	11/27/2001	Toronto-Dominion Bank	TD Waterhouse Group	53%	49%	33%
6/6/2001	12/13/2001	Liberty Mutual Insurance	Companies	25%	40%	40%
3/26/2001	8/21/2001	CSFB	CSFBdirect	140%	102%	74%
7/24/2000	1/11/2001	Phoenix Home Life Mutual	Phoenix Investment Partners	44%	40%	63%
3/27/2000	6/27/2000	Hartford Financial Services Group	Hartford Life(ITT Hartford)	19%	40%	43%
3/21/2000	4/20/2000	Citigroup	Travelers Property Casualty	25%	39%	35%
1/19/2000	4/19/2000	Metropolitan Life Insurance	Conning Corp	16%	39%	52%
10/27/1998	12/14/1998	Allmerica Financial	Citizens (Hanover Insurance)	21%	17%	21%
10/22/1998	4/29/1999	Bank of America National Trust	BA Merchant Services (BankAmerica)	47%	56%	42%
			Mean	35%	38%	36%
			Median	25%	40%	34%

Source: SDC (8/1/08)

33 LAZARD

Nationwide Financial

APPENDIX

Minority Buy-In Premiums (cont'd)

ALL OTHER INDUSTRIES

Announ. Date	Effective Date	Acquiror	Target	Acquisition Premiums 1-Day	1-Week	4-Week
10/23/2007	5/9/2008	Investor Group	Waste Industries USA	33%	41%	31%
10/9/2006	6/22/2007	VNU	NetRatings	44%	45%	46%
6/6/2007	10/31/2007	Oplink Communications	OCPI	11%	10%	10%
2/6/2006	5/16/2006	Lafarge SA	Lafarge North America	33%	34%	38%
9/1/2005	11/9/2005	IYG Holding	7-Eleven	32%	31%	14%
7/8/2005	3/22/2006	Absolut Spirits	Cruzan International	12%	9%	9%
7/1/2005	10/28/2005	Santos Ltd.	Tipperary	19%	16%	36%
2/21/2005	7/26/2005	Novartis	Eon Labs	11%	8%	23%
1/27/2005	4/21/2005	Danisco	Genencor International	24%	22%	16%
8/2/2004	12/8/2004	Cox Enterprises	Cox Communications	26%	25%	25%
6/2/2003	8/22/2003	ICN Pharmaceuticals	Ribapharm	23%	24%	50%
12/13/2002	9/29/2003	Savia SA de CV(Pulsar)	Seminis	48%	45%	45%
7/26/2002	2/28/2003	Samuel J. Heyman	International Specialty Products	4%	2%	34%
2/19/2002	4/11/2002	Sabre Holdings	Travelocity.com	46%	40%	22%
8/21/2001	2/26/2002	Thermo Electron	Spectra Physics	28%	(1%)	(8%)
5/30/2001	9/6/2001	Bacou SA	Bacou USA	22%	17%	11%
5/23/2001	9/28/2001	Electronic Data Systems	Unigraphics Solutions	53%	69%	81%
5/14/2001	10/31/2001	Seneca Investments	Agency.com	63%	45%	162%
12/29/2000	7/2/2001	Benesse	Berlitz International	106%	103%	113%
12/14/2000	8/31/2001	O. Gene Bicknell	NPC International	11%	7%	32%
10/27/2000	3/16/2001	Enron	Azurix (Enron)	135%	135%	135%
9/21/2000	3/9/2001	Ford Motor	Hertz	46%	43%	12%
7/9/2000	9/14/2000	Invitrogen	Life Technologies (Dexter)	22%	22%	20%
3/17/2000	9/15/2000	BP Amoco	Vastar Resources	16%	35%	69%
3/14/2000	6/20/2000	Alcoa	Howmet International	14%	13%	14%
1/31/2000	4/20/2000	Thermo Instrument Systems	Thermo BioAnalysis	51%	56%	53%

Source: SDC (8/1/08)

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Nationwide Financial
APPENDIX

Minority Buy-In Premiums (cont'd)

ALL OTHER INDUSTRIES (cont'd)						
				Acquisition Premiums		
Announ. Date	Effective Date	Acquiror	Target	1-Day	1-Week	4-Week
1/31/2000	5/12/2000	Thermo Instrument Systems	Thermo Optek	7%	(5%)	41%
1/31/2000	5/12/2000	Thermo Instrument Systems	ThermoQuest	36%	47%	62%
1/19/2000	2/9/2000	Elyo	Trigen Energy	38%	42%	32%
12/8/1999	6/19/2000	Heico Cos.	Robertson-Ceco	46%	44%	42%
12/1/1999	4/19/2000	Boise Cascade	Boise Cascade Office Products	43%	55%	60%
10/20/1999	6/6/2000	Thermo Electron	Thermoretec	27%	33%	35%
6/3/1999	6/16/1999	Roche Holding	Genentech	279%	282%	279%
5/7/1999	7/30/1999	McDermott International	J. Ray McDermott	17%	13%	19%
4/12/1999	6/30/1999	Investor Group	Meadowcraft	65%	63%	78%
4/1/1999	8/15/1999	Vivendi	Aqua Alliance	29%	19%	102%
3/24/1999	11/4/1999	Warburg Pincus Ventures	Knoll (Warburg Pincus)	84%	52%	46%
3/21/1999	7/1/1999	Viacom	Spelling Entertainment Group	8%	43%	55%
10/16/1998	2/12/1999	Affiliated Computer Services	BRC Holdings	17%	17%	15%
9/23/1998	12/17/1998	Usinor	J&L Specialty Steel	100%	113%	38%
4/30/1998	11/2/1998	Dow AgroSciences	Mycogen (Dow AgroSciences)	42%	40%	52%
3/17/1998	7/31/1998	Investor Group	BET Holdings	4%	14%	18%
3/5/1998	5/20/1998	Xerox	XLConnect Solutions	(11%)	15%	22%
1/22/1998	9/29/1998	Koninklijke KNP BT NV	BT Office Products International	33%	79%	79%
1/8/1998	1/30/1998	Rayonier	Rayonier Timberlands	11%	25%	18%

	1-Day	1-Week	4-Week
Mean	40%	42%	49%
Median	29%	34%	36%

All Transactions:

	1-Day	1-Week	4-Week
Mean	39%	41%	46%
Median	28%	39%	35%

Source: SDC (8/1/00)

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